UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):   January 16, 2008
COOPER TIRE & RUBBER COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	1-04329	34-4297750

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Lima Avenue, Findlay, Ohio	45840

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 423-1321
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
     On January 16, 2008, Roy V. Armes, the Chairman, Chief Executive Officer and President of Cooper Tire & Rubber Company, a Delaware corporation (the “Company”), made the following slideshow presentation during a meeting for investors and analysts.
Forward-Looking Statements
This presentation contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.
Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.
It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:
•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions; and

•	the failure of the Company to achieve the full cost reduction and profit improvement targets as set forth in a presentation made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006 and April 5, 2007.
It is not possible to foresee or identify all such factors. Any forward-looking statements in this presentation are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.
Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.
The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.
Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

Cooper Tire & Rubber Company Auto Analysts of New York Conference January 16, 2008
Good Afternoon, Welcome, I’m Roy Armes, Chairman and Chief Executive Officer of Cooper Tire and Rubber Company. With me here today are Phil Weaver, who serves as our Chief Financial Officer, and Curtis Schneekloth, our Director of Investor Relations.

Safe Harbor Statement This presentation contains forward looking statements related to future financial results and business operations for Cooper Tire & Rubber Company. Actual results may differ materially from current management forecasts and projections as a result of factors over which the company has no control. Information on these risk factors and additional information on forward-looking statements are included in the Company's reports on file with the Securities and Exchange Commission and are set forth in the printed copies of this presentation on the last slide.
This is the standard Safe Harbor comment that is attached to any of our presentations and regards “Forward Looking Statements” as defined by the SEC.
As future results may differ materially from our current projections, I encourage you to read our SEC filings for more information about our company and its risk factors.
The presentation today will start with a brief description of our Company. We will then cover year to date results, on-going cost savings and profit improvement initiatives, and talk about our capital expenditure plans, and balance sheet.
As we haven’t issued our 4th Quarter 2007 results, my discussion today will be limited to the third quarter and year to date September. Fourth quarter and annual results will be released on February 28th. For information on the conference call please contact Curtis or visit our website. On that day we will also be hosting an event where we will discuss our vision and plans for the future. Details of this event will be forthcoming and available on our website.

4th largest tire manufacturer in North America 9th largest globally 2006 revenue of $2.7 billion Strategic focus on light vehicle replacement tires in North America (no OE) Small OE contracts in China and Europe N. America International N. America 2 0.7 Cooper Others 0.175 0.825 Company Background $0.7 $2.0 17%
We are a global manufacturer and marketer of tires with a focus on the replacement market. Our largest market is currently in North America, we also have sales throughout Europe and are rapidly expanding our presence in Asia, primarily in China.

Our global footprint includes over 60 facilities to support the design, manufacture, sale and distribution of tires. This map shows our locations with the newest facilities to the Cooper organization located in Asia and Mexico.

North America Findlay, Ohio** Tupelo, Mississippi Albany, Georgia Texarkana, Arkansas** International Cooper Chengshan*, Rongchen City, China Cooper Kenda*, Kunshan, China Cooper Europe, Melksham, England Key Manufacturing Locations * Denotes joint venture operation ** Denotes union facility (USW)
This slide contains information on our key manufacturing locations. We have four key facilities in North America, one in Europe, and two in Asia.

China Cooper Kenda 50/50 joint venture with Kenda Greenfield plant Production started in February 2007 2007 production: <1 million units 2008 production: around 2.5 million tires Cooper receives 100% of production first five years First phase capacity of 6.5 million units Cooper Chengshan Cooper purchased a 51% controlling stake in February 2006 Produces both Commercial Truck and Light Vehicle tires Expanding production to meet increasing demand Primarily serves the Chinese market and Non-US exports
We have rapidly expanded our presence in China over the last two years. Currently we have two key manufacturing facilities along with sales and marketing. We are also developing a regional technology center to better support this market. While the cost advantage of manufacturing in China versus the Unites States has eroded over the last few years, there are still advantages to manufacturing in China. China itself is experiencing double digit sales growth and is a market we see as an important part of Cooper’s future.
The Cooper Kenda joint venture is a Greenfield plant built with our Taiwanese partners Kenda. It is a 50/50 joint venture and the ramp up has been successful after a few challenges in the beginning. Cooper is entitled to take all of the tires produced during the first five years of operations and there are tax benefits during that period for exporting the tires rather than selling them in China. We shipped the first tires early in 2007 and received around 400 thousand tires in 2007. In 2008 we expect to receive around 2.5 million tires and the total first phase capacity for this facility is 6.5 million units. There are additional, future, expansion opportunities for this facility and after year 5 the special tax incentives for exporting disappears. Our partner Kenda is entitled to begin receiving 10% of tires in the 6th year of this facility’s operation. This amount increases by 10% each year until they get to 50%.
In February of 2006, we purchased a 51% interest in the operations of Chengshan Tire. At the time they were the 3rd largest Chinese owned tire manufacturer and produced commercial truck and light vehicle tires. Their sales and distribution was focused on serving the domestic Chinese market along with exporting. We have worked over the last two years to improve operations and are pleased with the progress. In 2007 we approved an expansion of the passenger tire facilities and expect to continue expansion of the commercial truck operations. When expansions are complete they will manufacture more than 3 million commercial and 5 million light vehicle tires.

57% house brands Thousands of small, independent dealers Large and small retail chains Online and specialty retailers 43% private brands Mass merchandisers Wholesale distributors 61% passenger tires 19% SUV tires 17% Light Truck tires 3% Radial Medium Truck tires 2006 N. America Product and Customer Mix
This slide gives you a feel for our house versus private brand and product segments in North America. We maintain a presence in the private brand market with almost half our sales in North America in this channel. Partially as a result of competitors decisions to exit this market we have increased our sales in this segment during 2007. This growth was in select lines that enhanced profitability.
Globally our house brands are in excess of 60% of our sales when you include the Chengshan and Avon brands.
Our focus regardless of the segment is to grow where it is profitable, and not just for the sake of volume.

CTB Cost Structure Raw Materials 50-55% Labor 20-30% Other 15-30% Input % of COGS
Our cost structure has three main components, Raw Materials, Labor, and other costs. These figures are for our current cost structure and will change as we expand our sourcing in low cost countries.

Raw Material Breakout Natural Rubber 20-25% Synthetic Rubbers 25-30% Carbon Black 10-15% Reinforcing fabrics 10-15% Steel 10-15% Other 10-15% % of total RM
These are the raw Material components that drive around 50 — 55% of our costs. The next slide details what has happened with these costs since 2002.
Some of these materials are oil derivatives and can be affected over the long term by increases in oil prices. Typically there is a delay between moves in the price of oil and the impact on our pricing. This is due to a separate supply/demand cycle for those products and the way we purchase raw materials.

Raw Materials 1Q02 2Q02 3Q02 4Q02 1Q03 2Q03 3Q03 4Q03 1Q04 2Q04 3Q04 4Q04 1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 est. 89.6 91.3 95.2 96.5 98.8 104.2 101.3 108 110.5 112.7 117.4 121 129.8 137.4 139.1 147 150.5 155.5 165.4 162.4 154.8 158.3 Base 100 = January 2001 1Q02 2Q02 3Q02 4Q02 1Q03 2Q03 3Q03 4Q03 1Q04 2Q04 3Q04 4Q04 1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 89.6 91.3 95.2 96.5 98.8 104.2 101.3 108 110.5 112.7 117.4 121 129.8 137.4 139.1 147 150.5 155.5 165.4 162.0666667 154.7666667 158.9333333 162.5
Raw materials increased slightly when compared to last year and the second quarter of 2007. However, they remained below the peak that occurred in the third quarter of 2006. In 2008 we expect raw materials will continue to increase in price at a modest rate.
These increasing raw material costs have been one of the biggest challenges in the tire industry for the past several years. As you can see in this cost index chart, the increase has been staggering. As I mentioned earlier, the market has thus far been able to absorb these raw material increases, even if at times there has been a lag between the raw material and price increases.

Increasing product complexity More HP/UHP Larger rim diameters More SKUs Increasing competition from low cost countries Escalating raw material costs Developed HP/UHP tires Investment in more flexible and efficient tooling and equipment Invest in Chinese manufacturing Increase outsourcing from LCC Implement price increases Cost savings and profit improvement initiatives Historical Trends Affecting Industry Profitability Trend/Change CTB Action
For those who have not covered the Tire Industry, this is a short list of some of the factors that have affected us historically, and the actions we have taken as a result.
The tire industry has been faced with increasing complexity as more sizes have been added to the market. Competition has increased in North America as manufacturers with lower cost sourcing have penetrated the market. The industry has also been severely impacted by increases in product liability costs.
At Cooper we have responded to this by developing the products, the market demands and working to lower our overall cost structure. We are still focused on continuous improvement of those areas while honoring the qualities that have made Cooper great in the past.
As we move forward in the presentation, you will be able to find additional details on what we are currently doing to improve our competitive position.

Third Quarter Highlights Net income for the quarter improved $55 million from the prior year to $30 million or 48 cents per share Net sales increased 11 percent to a new third quarter record Sales from International Operations increased 22 percent, achieving a new third quarter record Operating profit for North American Operations improved $28 million from the prior year same quarter to $27 million Year-to-date net cash provided by continuing operations improved over the prior year by $343 million
In the third quarter of 2007 we continued to show dramatically improved results in almost every measurable statistic. We reported another record sales quarter and had $55 million of improvement in Net Income. Our net cash provided by continuing operations year to date improved by $343 million.
Since the release of this information Cooper’s stock price has been depressed. This is due in part to what we believe is a misunderstanding by the street of certain items. Specifically we believe that investors should consider operational efficiencies net of benefits received from liquidating LIFO inventory layers. If we had not chosen to continue reducing inventory levels to meet customer demands, many of the inefficiencies would have been mitigated. Therefore we believe it appropriate to view the net of these numbers as a $4 million benefit.
I’d like to quickly address the topic of those inefficiencies. We noted internally that our operations were not performing to the level required in the third quarter. By the end of the third quarter we had implemented several actions to begin correcting the issues. The impact of this was to improve efficiencies and an increase in the number of tires that our operations manufactured. This impact was already visible to us by the end of the third quarter based on specific metrics we monitor. This will help to reduce plant inefficiencies going forward, but it will take time to fully realize these improvements. Our plan is to increase inventory levels in the first half of 2008 when demand is traditionally slower, this should also help to mitigate inefficiencies.

Pricing Price increase June 1, 2007 (up to 5%) Price increase October 1, 2007 (up to 4%) Price Increase February 1, 2008 (up to 5%)
We were able to offset much of the effects of raw material increases. In 2007 we had 2 price increases, and on February 1st 2008, will implement another price increase of up to 5%. Typically we maintain 30 to 50% of the announced “up to” increase.

Project Sunrise Reduce inventory by $100 million dollars Base level of June 30, 2006 Target completion by year end 2007 Successfully implemented Implement $170 million in cost reduction and profit improvement initiatives Drive consolidated SG&A spending to less than 6% of revenue Waste reduction Quality and cycle time improvements Project Sunrise - a soft restructuring project for N. American Tire
In September of 2006, we publicly announced a plan to turn the company around. The objectives for this plan included reducing inventory by $100 million from the base of June 30, 2006 and implementing $170 million in cost reduction and profit improvement initiatives. This $170 million is also measured against the second quarter base of 2006 and is a global net number. We promised to deliver $100 million of this amount in 2007 and to have another $70 million implemented by the end of 2008. We committed to meeting these goals without closing a plant, and while continuing our tradition of excellent customer service, and reducing complexity in our operations.
The projects identified to deliver these improvements were in the areas of sales and marketing, logistics, and plant operations. The actual projects identified numbered in the hundreds and we have rigorously tracked the progress.

Inventory Reduction (in millions) Inventory Reduction 6/30/06 (Actual) $464.7 12/31/06 (Actual) $351.7 $113.0 9/30/07 (Actual) $304.5 $160.2 12/31/07 (Target) $364.7 $100.0 Inventory management strategy: Improved management using new software Balance inventory mix to help achieve 8X unit turnover
Looking first at inventory reduction. From our June, 2006 base to September 30th you can see that we have already exceeded our target of $100 million. We have done this while maintaining our industry leading order fill rates. The decrease in inventory that we experienced beyond our goal was primarily attributable to customer demands that were in excess of our forecasts. We also produced fewer units than our initial plans. We believe that at the target level we will be able to effectively manage deliveries to our customers while allowing operating efficiently.
Our initial target for total inventory was $365 million by the end of 2007 and has been included for reference purposes.

Sales and Marketing Initiatives Complexity Reduction 14% reduction in specs and 21% in SKU's Eliminate Mastercraft UHP Eliminate one house brand Consolidate 1/3 of the product lines by 2009 New business: $7.2 million additional O.P. Program adjustments: $35.0 million Advertising and other marketing expense reductions: $15.7 million
Let me give you some detail on the types of programs sales and marketing defined and our progress in implementing them. Please note that information provided will be through third quarter, 2007 as we haven’t released year end results.
The marketing initiatives have been almost fully implemented and we are already seeing the benefits. These included adding new business, adjusting customer programs, and reducing advertising expenditures. These types of initiatives were the quickest to implement and have contributed to the majority of the 2007 improvements. We are planning more advances in complexity reduction during 2008.

Distribution Initiatives Consolidate Mastercraft Brand inventory into fewer distribution centers (completed) Inventory reduction: $11.6 million Cost reduction: $3.2 million Complexity reduction: $3.0 million Consolidate distribution centers - Midwest initiative Close three, open two Eliminates unused capacity Lower wage rates Savings: $3.4 million
In the area of distribution we completed a significant portion of the initiatives we announced. We consolidated our Mastercraft brand product inventory into 2 distribution centers; previously there were 4. This will reduce handling costs and simplify production planning while still providing for outstanding customer service and product availability. It will also help us to achieve our inventory reduction target and reduce complexity in our distribution centers.
Finally, there is the opportunity to consolidate other distribution centers in the midwest and east for additional savings of $3.4 million, we are currently considering the closure of 3 facilities to be replaced by 2 new locations.

Manufacturing Initiatives Convert Texarkana to a "Flex" plant Move from 7 to 5 day operation Develop high and low volume channels Run other three plants 24/7 at full capacity Total NA capacity reduced from 42 to 37 million units Total investment summary Capital $21 million Savings $12 million Payback 1.75 years Reduced Headcount by 350 Successfully implemented at below initial costs
Of course, our manufacturing operations are also a key part of our profit improvement plans. Let me give you a little background on our manufacturing situation:
In 2006 we had production capacity of about 42 million tires in our 4 North American tire plants. We expected sales in the area of 39 million units in North America and had been importing about 1.5 million tires from China in each of the last couple years. So even though the replacement tire market in North America averages about 2-3% growth per year, we needed to address capacity issues and align our manufacturing facilities to meet future market demands, especially as we ramp up production in our Cooper Kenda joint venture in China. Prior to our change, we operated all of our plants at full capacity and when there was a need to pull back production, we would experience very expensive shut down days at all of the facilities.
We decided to address this by transforming our Texarkana facility to a flex plant that would more effectively match our capacity to changes in market demand. This transformation was successfully implemented in 2007 at below estimated costs. Due to the continued high demand for our products, we did have to delay this implementation by a few weeks, and have since continued to operate a sixth day to meet demand. Our other three facilities now operate on a 24/7 basis.

Manufacturing Initiatives (cont'd) Automate labor-intense operations in Albany, Findlay and Tupelo Outsource maintenance & certain low skill jobs Reduce SKUs and complexity Implement a variety of 6Sigma, LEAN, and other projects
In addition to the transformation of Texarkana, we identified several projects that would help lower our manufacturing costs in North America. These included significant automation projects, outsourcing parts of the process, reducing low volume SKUs that affected complexity, and implementing other six sigma and lean projects.
We began implementing these projects in 2007 and started to see some of the benefits. We will continue implementation of these other projects in 2008 and expect to see the majority of the benefits begin to accrue by the end of the year.

Profit Improvement Initiative Scorecard
This is the progress we’ve made toward the goals I outlined. In 2007 through the first three quarters we delivered $79 million of the $100 million goal. The $79 million is a global number and differs somewhat from the numbers you have seen before for Q1 and Q2 which included only savings in North America.
These projects have impacts on all lines of the income statement and can be offset by factors not directly related to these projects such as higher raw material costs. When we measured the benefits we excluded the impact of industry and non-Cooper controlled changes. As an example, we have not included raw material cost changes or industry price increases. As I mentioned earlier, in 2007 the majority of the benefits seen were from the sales and marketing and logistics areas. The benefits of the manufacturing changes take longer to develop and we will begin seeing more impact in 2008.

North America - New Products Cooper CS4 new product launch Cooper's best passenger tire ever Tier 1 performance competitive 60,000 mile warranty (H and V rated) 80,000 mile warranty (T rated) Improved margin Target mix: 35% of broadline in 3 years Successfully Launched Q1 2007 Extremely Positive Market Feedback
Earlier this year we launched a critical and important new product line, the Cooper CS4. This is Cooper’s best tire ever and fits in a high-volume category of premium broadline tires. This product performs in the range of Tier 1 tires and is a much better consumer value with its performance and the Company’s best warranty. We expect sales to reach 35% of our broadline mix within three years. This product will improve our premium tire margin and will make us much more competitive from a broadline tire perspective.
In 2008 we will be launching a new premium highway tread tire for SUVs. This product should have similar characteristics as the CS4.

CAPEX Expectations for 2007 (in millions) N. America and Europe: $ 75 - 85 China Construction and Expansion: 65 - 70 1 Other: 25 Total: $ 165 - 180 Depreciation: $ 145 1 JV partners or operations will contribute to the expansion and construction projects.
Our most recently released expectations for Capex in 2007 were in the $165 to $180 million range. Except for the capital targeted for plant construction and expansion projects in China, this level of expenditure would be less than depreciation.
It is also important to remember that our JV partners will contribute to the expansion and plant construction projects, so Cooper’s responsibility will be somewhat less than the consolidated total.

Debt and Share Repurchases Debt Repurchase Announced August, 2007 Up to $200 million Repurchased $81 million through 12/31/07 Debt extinguishment expense $2.5 million Share Repurchase Announced November, 2007 Up to $100 million Repurchased $46 million through 12/31/07 Shares outstanding at 12/31/07 are 59.7 million
During 2007 we announced programs to repurchase shares and debt. The August debt repurchase was authorized for up to $200 million and we were successful in repurchasing $81 million by the end of the year. Of this amount we repurchased $32 million in the 4th Quarter. The repurchased notes were all 7.75% notes due in December, 2009.
The share repurchase was authorized for up to $100 million and we repurchased almost 3 million shares at a cost of $46 million dollars before our black out period began. This left our shares outstanding at 59.7 million at December 31st.

Debt Schedule 7.75% Due 2009 $143 8.00% Due 2019 174 7.625% Due 2027 117 Other 42 Total Long-term $476 Revolver and A/R facility lines 0 Other Short-term 127 Total Debt $603 Cash and Cash Equivalents (301) Short Term Investments (50) Net Debt $252 09/30/07
As of September 30, 2007 we had $476 million in long term debt.
We had $143 million of our publicly traded notes coming due in December 2009 and then the rest of the long-term debt of the parent company does not mature until 2019 and 2027.
Most of our short term debt and virtually all of the other long-term debt is related to our Chinese operations and includes the debt we took on with the acquisition of our 51% interest in the Chengshan Companies.

Primary Credit Lines (millions) Revolver: Expires 11-12 $200 $0 Accounts Receivable Securitization: Exp. 8-10 125 0 Total $325 $0 Maximum Drawn
What about liquidity? In addition to the cash and other resources we’ve talked about we have credit lines available.
The first is a $200 million asset backed revolving credit facility, which expires in November 2012. It is used to support letters of credit and short term borrowings. We also have an accounts receivable securitization program for up to an additional $125 million that expires in 2010.
Both facilities remain un-drawn.
An additional source of cash is the $107 million investment in Kumho that we plan to monetize by exercising a put option in 2008. The value of this put is determined to be the higher of the initial investment or a trailing market average.

Oliver Deal Summary Oliver produces tread rubber and retreading equipment Approximately $100 million projected revenues Michelin purchased for $69 million in cash Sale closed October 5, 2007 The gain on the sale of Oliver in Q4, 2007 is approximately $13.1 million
We completed the sale of the Oliver division in October. We believe this operation will be even more successful in the hands of Michelin as this industry continues to consolidate. This sale also allows us to focus even more on our core business of manufacturing high quality tires. The after tax gain recognized in the fourth quarter on this sale is $13.1 million. We recognized a $13.9 release of a tax valuation reserve in the 3rd quarter. This is included on the next slide.

Oliver Sale and Discontinued Ops *Includes $13.9 million tax reserve release Amounts may not add due to rounding
The sale of Oliver requires us to reclassify its operations from continuing to discontinued for financial reporting purposes. In reporting the third quarter operations we appropriately included Oliver in discontinued operations. As you can see above we will need to reclassify their operations for the first and second quarters of 2007.

Oliver Sale and Discontinued Ops
For the purpose of comparability we have also included the impact these changes will have on 2006.

Cooper Mexico 50-50 joint venture with Corporacion de Occidente SA de CV, a Mexican tire manufacturer Marketing, sales and distribution of the Cooper and Pneustone brands Strong Management team Additional agreement to source 2.5 million tires
Finally I’d like to mention the announcement we made in October about a joint venture we formed in Mexico. This 50/50 joint venture was formed for the purpose of marketing, selling, and distributing the Cooper and Pneustone brands in Mexico.
At the same time we announced an agreement to begin sourcing tires from a facility in Mexico. This agreement calls for us to source up to 2.5 million tires per year in the future that can be used either in Mexico or the USA. We’re extremely excited about the future of these operations and the opportunities they present.

Summary 2007 vastly improved over 2006 We plan to deliver $100 million in promised cost savings in 2007 Expanding capacity and sales in Asia and Mexico Sufficiently liquid for future plans Focused on profitable growth and continuous improvement
In summary 2007 was a significant contrast to 2006. While industry improvements can be credited for some of this, I can not be more proud of what the people at Cooper have accomplished.
We will continue to focus on the items we can control and expect these efforts to continue to pay off in solid returns for all of the Company’s stakeholders. Thank you for your time and interest in Cooper Tire & Rubber Company. This concludes my presentation, now for questions.

Additional Safe Harbor Information It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to: changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist; increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs; the failure to achieve expected sales levels; consolidation among the Company's competitors and customers; technology advancements; fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources; changes in interest and foreign exchange rates; increases in pension expense resulting from investment performance of the Company's pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions; government regulatory initiatives, including the proposed and final regulations under the TREAD Act; changes in the Company's customer relationships, including loss of particular business for competitive or other reasons; the impact of labor problems, including a strike brought against the Company or against one or more of its large customers; litigation brought against the Company; an adverse change in the Company's credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets; the inability of the Company to execute its cost reduction/Asian strategies; the failure of the Company's suppliers to timely deliver products in accordance with contract specifications; the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions; and the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in presentations made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006 and April 5, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY
By:	/s/ James E. Kline
	Name:	James E. Kline
	Title:	Vice President, General Counsel and Secretary

Date: January 16, 2008